KPMG LLP
Chartered Accountants
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Canada

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Consent of Independent Registered Public Accounting Firm

The Board of Directors
Westport Innovations Inc.

We consent to the use of our reports dated May 27, 2010 with respect to the consolidated balance sheets of Westport Innovations Inc. as of March 31, 2010 and 2009 and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2010 and the effectiveness of internal control over financial reporting as of March 31, 2010 incorporated by reference in this Registration Statement on Form S-8.

KPMG LLP

Chartered Accountants
August 13, 2010